Exhibit 10.18

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL

TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS

BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE

TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDED AND RESTATED COKE SUPPLY AGREEMENT

By and Between

JEWELL COKE COMPANY, L.P.,

And

ISG CLEVELAND INC., ISG INDIANA HARBOR INC., AND

ISG SPARROWS POINT INC.

DATED OCTOBER 28, 2003

AMENDED AND RESTATED COKE SUPPLY AGREEMENT

THIS AMENDED AND RESTATED COKE SUPPLY AGREEMENT, dated as of October 28th, 2003 (the “Agreement”), is by and between JEWELL COKE COMPANY, L.P., a Delaware Limited Partnership, (hereinafter “Jewell”), on the one hand, and ISG CLEVELAND INC., a Delaware corporation, ISG INDIANA HARBOR INC., a Delaware corporation, and ISG SPARROWS POINT INC., a Delaware corporation (collectively, the “Purchasers”), on the other.

PREAMBLE

WHEREAS, Purchasers are desirous of obtaining an assured supply of blast furnace coke;

WHEREAS, Jewell has the ability to furnish blast furnace coke produced at its coke plant and related facilities located at Vansant, Virginia (the “Coke Plant”), and is desirous of supplying such Coke to Purchasers;

WHEREAS, Jewell and Purchasers are parties to that certain Coke Supply Agreement dated as of October 2nd, 2002, as amended (the “Original Agreement”);

WHEREAS, Jewell and Purchasers desire to amend and restate the Original Agreement in the manner set forth in this Agreement; and

WHEREAS, concurrently herewith Haverhill North Coke Company (an affiliate of Jewell) and Purchasers have entered into that certain “Coke Supply Agreement” (the “Haverhill Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, Jewell and Purchasers hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the definitions referenced in this Agreement, the following terms shall have the following definitions:

1.1 “ASTM Standards” are the standards and procedures of the American Society for Testing and Materials.

1.2 “Breeze” means material that is screened when Seller screens for ***** Coke.

1.3 “Coke” means blast furnace coke that is produced at the Coke Plant, and that Jewell delivers to Purchasers pursuant to this Agreement. Coke does not include any by-products such as Breeze, waste heat, or products from such waste heat.

1.4 “Constructively Placed” refers the placement by Norfolk Southern or another rail carrier (as applicable) of a Coke shipment or any portion thereof at a location other than a Delivery Point, which results from an inability or unwillingness by Purchasers to receive or unload such shipment or portion thereof at such Delivery Point.

1.5 “Contract Year” means, as applicable, (i) each calendar year or portion thereof transpiring until the “Full Production Date” of the Haverhill coke plant, as set forth in the Haverhill Agreement; and (ii) thereafter, each “Contract Year” as defined in the Haverhill Agreement.

1.6 “Purchaser” means as applicable, ISG Cleveland Inc., a Delaware corporation, ISG Indiana Harbor, Inc., a Delaware corporation or ISG Sparrows Point Inc., a Delaware corporation.

1.7 “Purchasers’ Requirements” means, for each Contract Year transpiring during the Requirements Term, the coke Tonnage requirements of Purchasers and their affiliates in excess of 2.3 million Tons of coke. Provided, however, such requirements shall not exceed seven hundred ten thousand (710,000) Tons of Coke. An “affiliate” of Purchasers is any firm, corporation, partnership, limited liability corporation, association, trust or other enterprise which directly or indirectly controls, or is controlled by, or is under common control with, any Purchaser. For purposes of this definition, “control” of an enterprise means the power, directly or indirectly to direct or cause the direction of the management and policies of such enterprise whether by contract or otherwise.

1.8 “Section(s)” are the sections and subsections of the Articles contained in this Agreement.

1.9 “Taxes” means any tax imposed by any governmental authority in the form of sales, use, excise, value added, environmental, gross receipts or franchise tax (except for property taxes related to the coke plant operated by Jewell, or taxes based on or measured by the net income or net worth of Jewell), state and local product tax, state and local inspection fees, or similar taxes, assessments, or fees imposed with respect to the sale or purchase of coke pursuant to this Agreement. If the purchase of Coke by any Purchaser is exempt from sales or use tax, then that Purchaser shall furnish Jewell with a valid exemption certificate in form and content reasonably acceptable to Jewell. In the event any exemption is subsequently denied by any governmental authority, and as a result Jewell is assessed for such sales or use tax, then Purchasers shall reimburse Jewell for such Taxes including all interest and penalties associated therewith.

1.10 “Ton” or “Tonnage” means, as applicable, two thousand (2,000) net pounds. In the case of Coke, such Tonnage will be adjusted for moisture in accordance with the following formula:

Coke Ton or Tonnage =

                                             *****

1.11 “Variable Cost Index” is the “Average Hourly Earnings of Production Workers for the Coal Mining Industry of the Natural Resources and Mining Sector, Series ID. CEU102121006”, as published by the Bureau of Labor Statistics, for the most recent one (1) year period preceding the applicable adjustment date for which such data is available.

1.12 “Written” or “in Writing” means any form of written communication or a communication by means of e-mail, telex, telecopier device, telegraph or cable, overnight courier, or registered or certified mail (postage prepaid and return receipt requested), and shall be deemed to have been duly given or made upon receipt, or in the case of any electronic transmission, when confirmation of receipt is obtained.

ARTICLE II

TERM

2.1 Take or Pay Term. Unless sooner terminated pursuant to the provisions of Article VI, the “Take or Pay Term” under this Agreement commences as of the date of this Agreement, and shall expire as of the conclusion of the “Take or Pay Term” set forth in the Haverhill Agreement.

2.2 Requirements Term. Unless sooner terminated pursuant to the provisions of Article VI, the “Requirements Term” under this Agreement shall commence immediately following the expiration of the Take or Pay Term, and shall continue in effect until the last day of the month immediately following the date which is eight (8) years thereafter.

ARTICLE III

COKE PRICE AND PAYMENT TERMS

3.1 Coke Price Through December 31, 2007. The Coke Price through December 31, 2007 is the sum of (i) the Base Price per Ton of Coke (as defined in Section 3.1(a)), as adjusted in accordance with Section 3.1(a) and Schedule 3.1(a); (ii) applicable Transportation Costs (as defined in Section 3.1(b)); and (iii) applicable Taxes, provided, however, that during the Requirements Term, Purchasers shall not be liable for any “Deficit Charges” imposed by Norfolk Southern in accordance with Seller’s transportation agreements where such Deficit Charges arise from Seller’s failure to meet the Volume Commitment, to the extent such Volume Commitment exceeds Purchasers Requirements. .

(a) Initial Coke Price. The Base Price per Ton of Coke, as of December 31, 2002, was $101.00. It has been and shall be adjusted every six (6) month period thereafter through December 31, 2007, in accordance with the adjustment formula set forth in Schedule 3.1(a). Provided, however, the caps for each calendar year applicable to each “Percentage Change” in the “Labor Component”, the “Machinery Component” and the “Steel Component” (as those phrases are defined in Schedule 3.1(a) hereto) shall apply only through December 31, 2005.

(b) Transportation Costs. The Transportation Costs include the actual costs incurred by Jewell to transport Coke to each respective Delivery Point, namely (i) costs and charges payable by Jewell to Norfolk Southern Railway Company (“Norfolk Southern”) in accordance with the transportation agreements between them; (ii) demurrage charges actually incurred by Jewell in connection with delays caused by any of the Purchasers in the placement or unloading of Coke at any Delivery Point; and (ii) the actual costs of freeze conditioning agents that are applied to Coke shipments during periods of cold weather at the express, Written request of any of the Purchasers. A true and correct copy of such transportation agreements are attached hereto and incorporated herewith as Schedule 3.1(b).

3.2 Coke Price Following December 31, 2007. The Coke Price following December 31, 2007 is an amount equal to the sum of (i) the Fixed Cost per Ton of Coke; (ii) the Variable Cost per Ton of Coke (as defined in Section 3.2(b)); (iii) the Coal Cost per Ton of Coke (as defined in Section 3.2(c)); (iv) applicable Transportation Costs (as defined in Section 3.1(b)); and (v) applicable Taxes.

(a) Fixed Price per Ton of Coke. The Fixed Cost per Ton of Coke shall be *****, and shall not be subject to any escalation or decrease.

(b) Variable Cost per Ton of Coke. The Variable Cost per Ton of Coke from January 1, 2008 through December 31, 2008 shall be *****. Thereafter, the Variable Cost per Ton of Coke is subject to increase or decrease annually based upon the Variable Cost Index.

(c) Coal Costs per Ton of Coke. The Coal Cost per Ton of Coke for this Agreement is equivalent to (1) the “Coal Cost per Ton of Coke” as determined in accordance with Haverhill Agreement for the month in which the applicable Coke shipment is delivered to Purchasers, or is in transit to Purchasers, multiplied by (ii) the Coal Cost Basis. The Coal Cost Basis is the product of

The weighted average “Coal Cost per Ton of Coke from January 1, 2007 through December 31, 2007, as determined in accordance with the Haverhill Agreement + (the Initial Coke- Price in effect as of December 31, 2007 — [Fixed Cost per Ton of Coke + Variable Cost per Ton of Coke]).

3.3 Taxes. Taxes related to Coke shall be paid by Purchasers.

3.4 Terms of Payment/Invoicing.

(a) Delivery of Invoice through December 31, 2007. Through December 31,2007, promptly following the delivery to Norfolk Southern Railway Company and its subsidiary railroads (“Norfolk Southern”) of each Coke shipment for delivery. to the appropriate Delivery Point, Jewell shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the parties in Writing, an invoice for each such Coke shipment to the party to which such Coke shipment is delivered and, as applicable, any amounts payable in accordance with Section 5.1(d). The invoiced amount shall be the product of (i) *****.

(b) Delivery of Provisional Invoice following December 31, 2007. Following December 31, 2007, promptly following the delivery to Norfolk Southern of each Coke shipment, Seller shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the parties in Writing, a provisional invoice for each such shipment to the Purchaser to which such shipment is delivered. The provisionally invoiced amount shall be (i) *****.

(c) Final Invoice. Revisions to the provisional invoice set forth in Section 3.4(b) will be made on a special monthly final invoice delivered to the Purchaser to reflect actual adjustments to the Coal Costs for Coke delivered to Purchasers during the preceding month and, as applicable, any amounts payable in accordance with Section 5.1(d). That invoice will be submitted to Purchasers within fifteen (15) calendar days following the end of each applicable calendar month. The final invoice shall incorporate, as applicable, credits due to Purchasers or any additional amounts due from Purchasers. In the case of any credits, such credits will be deducted, on a pro rata basis, from the next succeeding invoice(s) submitted to Purchasers.

(d) Payment. Properly invoiced amounts shall become due and payable in immediately available federally insured wired funds fifteen (15) calendar days after the applicable Coke shipment has been delivered to the applicable Delivery Point. Such payment obligation shall not be subject to any right of set off. Purchasers shall be jointly and severally liable for the payment thereof. Any late payment shall accrue interest at the Interest Rate from the date such amount, becomes due through (but excluding) the date such payment is made. As used herein, the phrase “Interest Rate” means an interest rate equal to ***** above the rate announced by Chase Manhattan Bank as its prime rate at the date of accrual of the late payment.

3.5 Breeze. Jewell shall retain all Breeze for its own account, and Jewell shall retain all proceeds from the sale or other disposition of such Breeze. Provided, however, for each complete calendar year following 2004 and transpiring through the Take or Pay Term and the Requirements Term, Purchasers may, at their option, purchase Breeze for the market price therefore FOB the Coke Plant in effect as of the date Purchasers exercise that option. In order to exercise that option, Purchasers must collectively notify Jewell, in Writing, of their exercise thereof at least one hundred eighty (180) calendar days prior to the commencement of the applicable calendar year.

3.6 Audit Rights. Purchasers shall have the right, during normal working hours of Jewell, to review and inspect such books and records of Jewell and its affiliates as Purchasers deem reasonably necessary to verify any amounts payable by Purchasers under this Agreement. Purchasers shall provide Jewell with at least two (2) business days Written notice prior to its commencement of any such review and inspection. Such review and inspection shall take place at the place in which such books and records are customarily maintained. Purchasers acknowledge that such books and records shall be maintained at the Coke Plant, or at Jewell’s corporate office.

ARTICLE IV

COKE QUANTITY; DELIVERIES

4.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Jewell shall produce, sell and deliver in full train shipments to Purchasers, and Purchasers shall purchase and accept delivery from Jewell, on a take or pay basis, not less than six hundred ninety thousand (690,000) nor more than seven hundred ten thousand (710,000) Tons of Coke in the aggregate for each calendar year transpiring during the Take or Pay Term or, as applicable, any portion of a calendar year transpiring therein, in which case such obligations shall be determined on a pro rata basis (the “Coke Supply and Purchase Obligation”). The quality of such Coke shall not, as applicable, exceed or be less than the “Reject Standards” set forth in Schedule 5.2 hereto (the “Reject Standards”). All Coke accepted by Purchasers shall correspondingly reduce their obligation to accept and purchase Coke in accordance with the Coke Purchase Supply and Purchase Obligation.

4.2 Purchasers’ Requirements. For each Contract Year transpiring during the Requirements Term, or, as applicable, any portion of a Contract Year transpiring therein, in which case any obligations set forth herein shall be determined on a pro rata basis, Jewell shall supply, and Purchasers shall accept and pay for, Coke Tonnage conforming to Purchasers’ Requirements. Purchasers shall collectively notify Jewell, in Writing, of Purchasers’ Requirements on an annual basis, and at least one hundred eighty (180) calendar days prior to the commencement of the applicable Contract Year. Following such Written notification, the Purchaser’s Requirements for that Contract Year shall be fixed. Provided, however, if Purchasers fail to deliver such Written notice to Jewell on a timely basis, then it shall be presumed that Purchasers’ Requirements are seven hundred thousand (700,000) Tons of Coke.

4.3 Shipments. Coke shipments shall be by rail carrier, and Coke shall be loaded onto railcars as it is produced. Each Coke shipment shall be deemed delivered when the railcars transporting that Coke shipment are actually or Constructively Placed by Norfolk Southern or, as applicable, other rail carrier, at each steel plant operated by Purchasers and identified pursuant to Section 4.4 hereof (each, a “Delivery Point”).

4.4 Delivery Point Selection. Purchasers shall designate a representative to select the appropriate Delivery Point for each Coke shipment. Such designation shall be made on a monthly basis pursuant to Written delivery schedules prepared by Purchasers and delivered to Jewell at least two (2) weeks prior to commencement of such month.

4.5 Weights. The scales of Norfolk Southern shall weigh each Coke shipment. Weights as determined by Norfolk Southern shall govern and be binding upon Purchasers and Jewell. Provided, however, if for any reason weights for the entirety or any portion of any Coke shipment are not made available by Norfolk Southern to Jewell, then the weight of such Coke shipment or, as applicable, portion thereof shall be reasonably determined in accordance with relevant scale data provided by Norfolk Southern to Jewell in connection with prior representative Coke shipments.

4.6 Failure to Accept Deliveries of Coke. Where any Purchaser refuses to accept delivery of a Coke shipment or any portion thereof that is not subject to being rejected by it pursuant to Section 5.2(d), then Jewell may resell the same upon notification to such Purchaser by Jewell of its intention to resell. Where such resale is made in good faith and in a commercially reasonable’ manner, Jewell shall recover from Purchasers: (i) the difference between the (y) Coke Price for such rejected Coke Tonnage and the (z) resale price for such rejected Coke Tonnage (to the extent the Coke Price exceeds the resale price); plus (ii) related transportation, handling, storage, and sales costs for such rejected Coke Tonnage; plus (iii) interest thereon at the Interest Rate; but less (iv) expenses saved as a consequence of such breach. Jewell will not be accountable to Purchasers for any profit made on such resale. Provided, however, if any Purchaser subsequently accepts such Coke, then (i) as applicable, Purchasers shall pay to Jewell the applicable Coke Price therefore plus Jewell’s actual handling costs associated therewith (not to exceed $8.00 per Ton) and interest thereon at the Interest Rate; (ii) such Coke shall not be required to conform to the moisture specification set forth in the Quality Standards; and (iii) such Coke Tonnage shall be included towards determining compliance by Purchasers with the Coke Supply and Purchase Obligation.

4.7 Title; Risk of Loss. Title and all risk of loss, damage or destruction with respect to all

Coke shipments will pass to and be assumed by each Purchaser upon delivery thereof to the applicable Delivery Point.

ARTICLE V

COKE QUALITY

5.1 Coke Sampling, Testing and Analysis.

(a) Sampling. Subject to Section 5.1(d), one sample increment will be taken from the loading belt during the loading of each railcar. Each such increment will be a complete cross section cut as taken from the loading belt by the mechanical sampling system. All such samples shall be stored in an open container situated within a controlled, indoor environment prior to the testing and analysis thereof. Jewell shall retain splits of such coke samples for not less than thirty (30) calendar days.

(b) Preparation. Coke samples will be prepared on a daily basis by an independent laboratory in accordance with ASTM Standards, or alternative procedures approved in Writing by Jewell and Purchasers.

(c) Testing and Analysis. ‘Moisture, sulfur, ash, volatile matter and stability will be tested analyzed on a daily basis, and the results thereof shall be arithmetically averaged, on a shipment basis, to determine conformity with the Quality Standards applicable thereto. Size will be tested and analyzed based upon sampling of two (2) consecutive shipments, and the results thereof shall determine conformity with the Quality Standards applicable thereto. CSR and ash mineral analysis shall be determined based upon testing and analysis of monthly composite samples. Such testing and analysis shall be performed in accordance with ASTM Standards or other procedures approved by the parties in Writing, and shall govern for the purposes of determining conformity with the Quality Standards applicable thereto. Except for size and CSR, all daily results (prior to the averaging thereof), and all consolidated results used to determine compliance with the Quality Standards, will be provided by Seller to Purchasers promptly in Writing, and prior to the delivery of the applicable shipment.

(d) If, based upon a six (6) month “rolling” average of the moisture content of Coke shipments, a material discrepancy arises between the measurement ‘thereof as determined by Jewell, and the measurement thereof by Purchasers, then Jewell and the Purchasers shall promptly meet for the purpose of resolving such discrepancy in good faith. If they are unable to resolve such discrepancy, then available sample splits from such Coke shipments shall be provided to an independent laboratory (to be mutually agreed upon by them in good faith) for the purpose of determining the basis of any such discrepancy and, as applicable, recommendations for materially improving the measurement of Coke moisture content by Seller or Purchasers. Where appropriate, Jewell and the Purchasers shall promptly implement such recommendations, unless otherwise agreed upon by them in Writing. Provided, however, the (i) preparation, sampling and testing and analysis of Coke shipments by Purchasers that give rise to any such material discrepancy shall be in accordance with ASTM Standards or other procedures approved by the parties in Writing, and shall not arise from Manifest Error; and (ii) in the event the implementation of any such recommendations results in increased direct cost to Jewell, then ***** of that increased direct cost shall be reimbursed by Purchasers to Seller.

(e) Rights of Purchasers. Upon reasonable notice to Jewell, each Purchaser shall be entitled to be present during the sampling, preparation, testing and analysis, and loading of Coke shipments.

(f) Results. The results of such sampling performed in accordance with Section 5.2(a), and such preparation, testing and analysis performed in accordance with ASTM or other approved procedures, shall govern for the purposes of determining conformity with the “Coke Quality Standards” (the “Quality Standards”), and any corresponding “Price Adjustment” to the applicable Coke Price, as set forth in Schedule 5.2. Purchasers shall have the right to conduct an audit of all results of such sampling, preparation, testing and analysis for the purpose of auditing Jewell’s compliance with such sampling, preparation, testing and analysis procedures.

5.2 Quality Standards; Price Adjustments.

(a) Determination. Conformance with the Quality Standards shall be determined based upon the sampling, preparation, testing and analysis performed in accordance with Section 5.1.

(b) “Mean” Standards. If the actual quality of any Coke shipment does not conform to the “Mean” Quality Standards set forth in Schedule 5.2, then Jewell shall promptly implement commercially reasonable measures to achieve conformity therewith.

(c) “Threshold” Standards. If the actual quality of any Coke shipment does not conform to the “Threshold for Quality Adjustment” standards set forth in Schedule 5.2, then, subject to Section 5.2(d), the Coke Price shall be adjusted in accordance with the applicable “Price Adjustment” formulation set forth in Schedule 5.2. Any such price adjustment(s) shall be made on a per Ton basis and shall apply to all Tonnage comprising the Coke shipment. Furthermore, Jewell shall implement immediate corrective measures.

(d) Rejection Rights. If the actual quality of any Coke shipment is in excess of or is less than, as applicable, any of the Reject Standards (“Nonconforming Coke”) then, (i) provided such Coke shipment is not commingled with other coke or is not used in the blast furnace operations of any Purchaser, the affected Purchaser, at its sole election, shall have the right to reject such Coke shipment by means of prompt written notification thereof by it to Jewell; and (ii) Jewell shall take immediate corrective measures prior to the delivery of any further Coke shipments to Purchasers, and shall promptly notify Purchasers in Writing of such corrective measures. Upon rejection of such Coke, title to such Coke shall revert to Seller and Seller shall accept all risk of loss, damage, or destruction therefore. In the event any Coke shipment is properly rejected, then Jewell shall accept all risk of loss, damage, or destruction of such Coke shipment, shall be required to remove from such facilities the rejected Coke shipment, and shall be responsible for all removal costs connected therewith. All Coke rejected by any Purchaser pursuant to this Section shall correspondingly reduce Purchasers’ obligation to accept and purchase the Coke Supply and Purchase Obligation. No acceptance by any Purchaser of any Coke shipment that exceeds or is less than, as applicable, any Reject Standard shall act as or be deemed a waiver of that party’s right to refuse to accept future non-conforming Coke shipments.

(e) Discounted Contact Price. If Nonconforming Coke is consumed or commingled with any other coke acquired by Purchasers, or if Purchasers otherwise elect to accept such Nonconforming Coke, then Purchaser shall pay an amount per Ton for such coke equal to the sum of (i) Coke Price (as adjusted for quality pursuant to Schedule 5.2) minus (ii) ***** of such adjusted Contract Price, and payment for such Nonconforming Coke shall be made in accordance with Section 3.4.

ARTICLE VI

FORCE MAJEURE

6.1 Force Majeure Events. “Force Majeure Event(s)” are acts of God, acts of the public enemy, insurrections, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, riots, floods, interruptions to transportation, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the performance hereunder by either Purchasers or Jewell.

6.2 Notice. The party affected by any such Force Majeure Event (the “Affected Party”) will provide the other party with prompt written notice of the nature and probable duration of such Force Majeure Event, and of the extent of its effects on the Affected Party’s performance hereunder.

6.3 Mitigation; Reinstatement. The Affected Party shall use commercially reasonable efforts to attempt to limit the effects and duration of each Force Majeure Event, provided nothing in this section shall be deemed to require the affected party to resolve any strike or other labor dispute except on terms that are satisfactory to the affected party in its sole discretion. Specifically, Jewell shall be obligated to deliver to Purchasers the Tonnage of Coke that Jewell reasonably notifies them it will be able to deliver during each such Force Majeure Event and, subject to Section 4.2, Purchasers shall be obligated to purchase from Jewell, at the applicable Coke Price, the amount of Coke that Purchasers reasonably notify Jewell they will be able to accept for delivery and consumption during each such Force Majeure Event. Provided, however, the affected Purchaser shall be obligated to purchase from Seller, at the Contract Price, all Coke Tonnage that meets its requirements in excess of coke Tonnage supplied to it from coke plants operated by Purchasers or their Affiliates. Furthermore, as long as deliveries of Coke are suspended in whole or in part due to a Force Majeure Event affecting Jewell, Jewell shall use commercially reasonable efforts to assist Purchasers in obtaining alternative supplies of coke. When the Affected Party’s ability to perform is no longer suspended as a result of a Force Majeure Event, the Affected Party’s obligations under this Agreement will be reinstated as of such date.

ARTICLE VII

DEFAULT AND REMEDIES

7.1 Purchasers’ Events of Default. Purchasers shall be in default of this Agreement upon the occurrence of one or more of the following events (each, a “Purchaser Default”):

(a) Any failure by Purchasers to pay Jewell amounts due in accordance with Article III, which failure remains uncured for ten (10) calendar days, following receipt of Written notice by Seller to the Purchasers (a “Payment Default”);

(b) If any Purchaser (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part. of their property; (ii) make a general assignment for the benefit of its creditors; (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; or (iv) are a defendant, respondent, alleged debtor, or has otherwise had commenced against them, in any court of competent jurisdiction, a proceeding or case under similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts that remains in effect for a period of sixty (60) or more calendar days (each, an “Insolvency Proceeding”); or

(c) If any Purchaser otherwise fails to perform, or observe, or comply with any other agreement, covenant or provision of this Agreement in any material respect, and such breach has not been corrected, cured or remedied within thirty (30) calendar days after written notice of such breach has been provided by Jewell,

7.2 Jewell’s Events of Default. Jewell shall be in default of this Agreement upon the occurrence of one or more of the following events (each a “Jewell Default”):

(a) If Jewell is a debtor in any Insolvency Proceeding; or

(b) If Jewell otherwise fails to perform, observe, or comply with any other agreement, covenant or provision of this Agreement in any material respect, and such breach has not been corrected, cured or remedied within thirty (30) calendar days after written notice of such breach has been provided by Purchasers to Jewell. Provided, however, a Jewell Default shall not occur if, subject to the Haverhill Agreement, Jewell or its affiliates delivers in total, for the applicable Coke Price, at least six hundred ninety thousand (690,000) Tons of coke to Purchasers on a ratable basis during any Contract Year (excluding coke tonnage that exceeds, or is less than, as applicable, any Reject Standard.)

7.3 Termination for Breach.

(a) Jewell’s Termination Rights for Purchasers’ Events of Default. Upon (i) the occurrence of a Payment Default that remains uncured for thirty (30) calendar days following the delivery by Jewell to Purchasers of written notice thereof; (ii) any Purchaser becoming a debtor in any Insolvency Proceeding; or (iii) another Purchaser Default that remains uncured for the time period set forth in Section 7.1, and such default is not cured within sixty (60) calendar days following the delivery by Jewell to Purchasers of written notification of such default in accordance with Section 8.2 then, in addition to pursuing its other available remedies and damages, Jewell may terminate this Agreement effective immediately upon the expiration of the applicable period.

(b) Purchasers’ Termination Rights for Jewell’s Events of Default. Upon (i) Jewell becoming a debtor in any Insolvency Proceeding; or (ii) the occurrence of a Jewell Default that remains for the periods described in Section 7.2, and the failure of Jewell to cure any such default within sixty (60) calendar days following the delivery by Purchasers to Jewell of written notification of such default in accordance with Section 7.2 then, in addition to pursuing its other available remedies and damages, Purchasers may terminate this Agreement effective immediately upon the expiration of such sixty (60) calendar day period.

7.4 Early Termination without Event of Default. Purchasers and Seller shall each have the right to terminate this Agreement effective immediately on delivery of written notice of termination if, by December 31, 2003:

(i) Jewell Smokeless and Norfolk Southern do not enter into transportation agreements for all coke shipments originating from the Coke Plant to, Purchasers’ Delivery Points (following the approval thereof by Purchasers); Jewell’s affiliate (North Coke Company, “Haverhill”) does not acquire the real property and related rail line easement from Norfolk Southern and/or its affiliates(s) sufficient (in the judgment of Haverhill) to develop the Haverhill coke plant; Haverhill and Norfolk do not enter into o transportation agreements for all coke shipments originating from the Haverhill coke plant to Purchasers’ current delivery points for shipments originating from that coke plant; and Haverhill and Norfolk Southern do not enter into a coal handling agreement for the storage, handling and blending of coals to be delivered to the Haverhill coke plant.

(ii) the board of directors of each of the Parties and, as required, the parent corporations of each Party, hereto have not approved this Agreement and the “Coke Purchase Agreement” by and between Purchasers and Haverhill.

Provided, however, in the event of any such termination hereunder, the Coke Supply Agreement between the Parties in effect prior to the date of this Agreement shall continue in full force and effect.

7.5 No Release of Accrued Obligations. No termination of this Agreement shall release any Purchaser or Jewell from any obligations (including those arising out of a breach of this Agreement) that may have accrued under this Agreement prior to such termination.

ARTICLE VIII

MISCELLANEOUS

8.1 Terms and Conditions of Sale. The terms and conditions of sale applicable to each sale of Coke under this Agreement will be those stated in this Agreement. No other terms and conditions apply, including without limitation, those set forth in the delivery instruction forms, or acknowledgment forms of the parties.

8.2 Notices. Unless otherwise specified herein, any notices or other communications required under this Agreement will be in writing and will be deemed to have been given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by United States registered or certified mail, postage prepaid, or dispatch by overnight courier and addressed as follows:

If to Purchasers, to:

Paul E. DeMarco

ISG Cleveland Inc.

Iron Producing Department

3430 Campbell Road

Cleveland, Ohio 44105 Fax: (216) 429-6824

With copies to:

Jack Finlayson

ISG Indiana Harbor Inc.

Iron Producing Department

3001 Dickey Road

East Chicago, Indiana 46312 Fax: (219) 391-3349

Ted Youmans

ISG Sparrows Point Inc.

Iron Producing Department

5111 North Point Blvd.

Sparrows Point, MD 21219

Fax: (410) 388-4910

If to Jewell, to:

Jewell Coke Company, L.P.

P.O. Box 70

Vansant, Virginia 24656

Attn:     Richard R. Waddell,

              Vice President and General Manager

Fax: (276) 935-6019

With copies to:

Sun Coke Company

1111 Northshore Drive Suite N 600

Knoxville, Tennessee 37919

Attn: Mark McCormick, General Counsel

Fax: (865) 558-3281

Either party may change the address to which notices of other communications to it will be sent by providing the other party with written notice of such change.

8.4 Confidentiality. Except for disclosures made to International Steel Group Inc., each party shall keep this Agreement and the terms hereof (including, without limitation, the Coke Price, and the Transportation Costs) strictly confidential and will not disclose any such information to any third party. Provided, however, if either party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any governmental authority, or any other process) to disclose such information, such party will seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such party will furnish only that portion of such information that it is legally required to furnish.

8.5 No Consequential or Exemplary Damages. NEITHER PURCHASERS OR JEWELL, OR ANY OF THEIR RESPECTIVE AFFILIATES, SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES FOR BREACH OF ANY WARRANTY OR OTHERWISE.

8.6 Entire Agreement; Modification. This Agreement embodies the entire agreement and understanding between the parties with respect to the transactions contemplated herein, and any and all prior or contemporaneous proposals, negotiations, agreements, commitments and representations, whether oral or written, are superseded hereby. The terms of this Agreement will not be modified, amended or waived except by means of an instrument in writing duly executed by or on behalf of the parties subsequent to the date hereof which states that it is intended to modify, amend or waive the terms of this Agreement.

8.7 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute but one and the same document.

8.9 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflicts of law provisions, and the rights and remedies of the parties hereunder will be determined in accordance with such laws. Any action or proceeding brought under or pursuant to this Agreement will be brought in either the Cuyahoga County Court of Common Pleas in Cuyahoga County, Ohio, or the United States District Court for the Northern District of Ohio.

8.10 Successors and Assigns; Prohibition on Assignment. This Agreement will be binding upon and will inure to the benefit of the successors and assigns of Purchasers and Jewell; provided, however, neither Purchasers nor Seller shall assign any of its rights or obligations under this Agreement without the prior Written consent of the other. Such consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

JEWELL COKE COMPANY, L.P.			ISG CLEVELAND INC.

By:	/s/ Dale N. Walker		By:	/s/ V. John Goodwin
	Name:	Dale N. Walker		Name:	V. John Goodwin
	Title:	Vice President		Title:	Chief Operating Officer

ISG INDIANA HARBOR			ISG SPARROWS POINT

By:	/s/ V. John Goodwin		By:	/s/ V. John Goodwin
	Name:	V. John Goodwin		Name:	V. John Goodwin
	Title:	Chief Operating Officer		Title:	Chief Operating Officer

Schedule 3.1(a)

Coke Price Formulation Through December 31, 2007

Base Price Components

Labor Component	$ *****
Machinery Component	$ *****
Steel Component	$ *****
Fixed Component	$ *****
Base Price	$ *****

The Coke Price will be adjusted every ***** months in accordance with the following formula:

*****.

The “Percentage Change” in the Labor Component and the Machinery Component is the percentage change in the applicable index based upon the most current available data (six-month average) therefore as of the determination date relative to the most current available data (six-month average) therefore as of the commencement of the Term. The Percentage Change in the Labor Index, the Percentage Change in the Machinery Index, and the Percentage Change in the Steel Index are each capped at a maximum increase of *****, and a maximum decrease of *****, for any calendar year.

The “Percentage Change” in the Steel Index is the percentage change in the Index based upon the most current available actual and preliminary data therefore as of the determination date relative to the most current available actual and preliminary data therefore as of the commencement of the Term. Provided, however, once the actual data becomes available for the applicable period for which the Steel Index is determined, then such actual data shall be used in lieu of the applicable preliminary data for the purpose of determining the Percentage Change in the Steel Index for such period. Promptly following such determination, Purchasers shall receive, as applicable, a credit or debit equal to all amounts paid in respect of the Percentage Change Steel Index as originally calculated in excess of or less than the Percentage Change Steel Index as recalculated based upon such actual data. Jewell shall provide Purchasers with written notice of such debit or credit, including its calculation thereof, and such debit or credit shall be included, on a pro rata basis, in the next invoice submitted by Jewell to each Purchaser hereunder following such calculation.

The Indices included in the Coke Price Adjustment are as follows:

The “Labor Index” is the “Average Hourly Earnings of Production Workers for the Coal Mining Industry of the Natural Resources and Mining Sector, Series ID CEU102121006,” as published by the Bureau of Labor Statistics, for the most recent one (1) year period preceding the applicable adjustment date for which such data is available.

SCHEDULE 3.1(a)

The “Machinery Index” is the Producer Price Index - Commodities for the Group, “Machinery and Equipment” and the Item “Mining Machinery and Equipment”, as published by the. Bureau of Labor Statistics, for the most recent six-month period preceding the applicable adjustment date for which such data is available.

The “Steel Index” is calculated based upon a three-year rolling average of the monthly “Steel Mills Products” as published by the United States Department of Labor.

SCHEDULE 3.1(a)

Schedule 3.1(b)

Transportation Agreements between Seller and The Norfolk Southern Railroad Company and its Subsidiary Railroads

CONFIDENTIAL

TRANSPORTATION CONTRACT

This Contract is made pursuant to 49 U.S.C. Section 10709 this 18th day of June, 2002, by and between NORFOLK SOUTHERN RAILWAY COMPANY and its subsidiary railroads (“NS”), with business address at 110 Franklin Road, Roanoke, VA 24042-0026, and JEWELL SMOKELESS COAL CORPORATION (“Shipper”), with business address at 1111 Northshore Drive, Landmark Center, Suite N600, Knoxville, TN, 37919-4093.

1. Scope of Agreement. This Contract covers rail transportation, as follows:

(a)	Commodity:	Furnace Coke, STTC 29-914-90.

(b)	Origins:	Jewel Coke, Vansant, VA.

(c)	Destination:	Cleveland, OH.

(d)	Route:	NS-Cleveland-CUV Delivery.

2. Effective Date. This Contract shall take effect on June 1, 2002.

3. Duration. The term shall be through December 31, 2002. Payments due under the Contract at the time of termination shall remain due and payable.

4. Confidentiality. The parties shall use their best efforts to maintain the confidentiality of this Contract.

5. Governing Law. The laws of Virginia shall govern the interpretation and performance of this Contract.

6. Arbitration. Any controversy or claim arising out of this Contract shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Each party shall pay its own expenses in connection with the arbitration and shall share the procedural costs of arbitration equally unless all parties decide otherwise.

7. Notice. Any notices under this Contract shall be deemed to be given when posted by U.S. Mail or telecopier properly addressed to the other party.

8. Assignments. This Contract shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. However, no such assignment to successors or other parties shall be made, in whole or in part, without the prior written consent of the other parties.

SCHEDULE 3.1(b)

9. Cancellation. In the event that NS ceases service on any line or track used for Contract service, then this Contract shall no longer apply to the affected line or track, Origin or Destination.

10. Incorporation. Shipments moving under the terms of this Contract are subject to all government, AAR and carrier rules, including “NS Conditions of Carriage No. 2 Series”, and any supplements or reissues thereof.

11. Billing. Cars moving under the terms of this Contract must be loaded to full visible capacity not exceeding 286,000 pounds gross weight on rail. Billing shall be for each individual car or each trainload shipment showing individual cars and shall contain the number of this Contract.

12. Base Rate. The base rate for each net ton (2,000 pounds) transported under this Contract shall be $***** per net ton.

13. Shipment Size. Each shipment under this Contract must be a minimum of 90 cars shipped from a single origin on one day in one continuous block. In the event that less than 90 cars are tendered, freight charges shall be based on 90 cars, except that charges shall be based on actual weight in cases where the shortage is due to NS failure to provide at least 90 cars.

14. Disability. If a disability prevents shipments from being made or transportation from being provided under this Contract for more than a 72-hour period, and if written notice is promptly given to NS.

The term “disability” shall mean any cause not reasonably within the control of a party, and the adverse effects of which are not due to the fault or negligence of Shipper. Disability shall include, but not be limited to, Acts of God, riot, insurrection, terrorism, war, fire, flood, explosion, labor dispute, orders or acts of military or civil authority, mechanical breakdown of equipment vital to the loading or unloading operation and acts of NS, including derailment or cancellation of service.

15. Scheduling. For each Contract shipment moving to the riverports, lake docks or containing at least 15 rail cars, Shipper or its representative must obtain a trainload permit from NS’s System Manager of Coal Transportation in Roanoke, VA at least seven (7) days in advance of shipment unless a shorter advance notice is acceptable to NS. Such request must specify the Origin, the requested date of shipment, this Contract number and the Destination. NS does not guarantee strict observance of scheduled dates and times.

16. Storage. NS will agree to hold a maximum of 360 cars for pre-shipment to Shipper. Cars loaded prior to shipping will be subject to the following conditions:

A.	A one-time charge of $***** per ton will be assessed when cars are loaded and released to storage.

SCHEDULE 3.1(b)

B.	After 30 days from release to storage, cars will be subject to freight charges.

C.	Freight charges will be based on the expected destination, if an alternate destination is chosen; the prior charges will be applied to the new freight due.

D.	After 30 days, normal credit terms will apply.

IN WITNESS WHEREOF, the parties have executed this Contract by their duly authorized representatives as of the day and year first above written.

NORFOLK SOUTHERN RAILWAY COMPANY

By:

JEWELL SMOKELESS COAL CORPORATION

By:

SCHEDULE 3.1(b)

CONFIDENTIAL

TRANSPORTATION CONTRACT

This Contract is made pursuant to 49 U.S.C. Section 10709 this 19th day of July, 2002, by and among NORFOLK SOUTHERN RAILWAY COMPANY and its subsidiary railroads (“NS”), with business address at 110 Franklin Road, Roanoke, VA 24042-0026, JEWELL SMOKELESS COAL CORPORATION (“Shipper”), with business address at 1111 Northshore Drive, Landmark Center, Suite N600, Knoxville, TN, 37919-4093; and ELGIN, JOLIET AND EASTERN RAILWAY COMPANY (“EJE”), with business address at 1141 Maple Road, Joliet, IL 60432.

1. Scope of Agreement. This Contract covers rail transportation, as follows:

(a)	Commodity:	Furnace Coke, STTC 29-914-90.

(b)	Origins:	Jewel Coke, Vansant, VA.

(c)	Destination:	Indiana Harbor, IN.

(d)	Route:	NS-Pine-EJ&E.

2. Effective Date. This Contract shall take effect on June 1, 2002.

3. Duration. The term shall be through December 31, 2002. Payments due under the Contract at the time of termination shall remain due and payable.

4. Confidentiality. The parties shall use their best efforts to maintain the confidentiality of this Contract.

5. Governing Law. The laws of Virginia shall govern the interpretation and performance of this Contract.

6. Arbitration. Any controversy or claim arising out of this Contract shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Each party shall pay its own expenses in connection with the arbitration and shall share the procedural costs of arbitration equally unless all parties decide otherwise.

7. Notice. Any notices under this Contract shall be deemed to be given when posted by U.S. Mail or telecopier properly addressed to the other party.

8. Assignments. This Contract shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. However, no such assignment to successors or other parties shall be made, in whole or in part, without the prior written consent of the other parties.

SCHEDULE 3.1(b)

9. Cancellation. In the event that NS ceases service on any line or track used for Contract service, then this Contract shall no longer apply to the affected line or track, Origin or Destination.

10. Incorporation. Shipments moving under the terms of this Contract are subject to all government, AAR and carrier rules, including “NS Conditions of Carriage No. 2 Series”, and any supplements or reissues thereof.

11. Billing. Cars moving under the terms of this Contract must be loaded to full visible capacity not exceeding 286,000 pounds gross weight on rail. Billing shall be for each individual car or each trainload shipment showing individual cars and shall contain the number of this Contract.

12. Base Rate. The base rate for each net ton (2,000 pounds) transported under this Contract shall be $***** per net ton.

13. Shipment Size. Each shipment under this Contract must be a minimum of 90 cars shipped from a single origin on one day in one continuous block. In the event that less than 90 cars are tendered, freight charges shall be based on 90 cars, except that charges shall be based on actual weight in cases where the shortage is due to NS failure to provide at least 90 cars.

14. Disability. If a disability prevents shipments from being made or transportation from being provided under this Contract for more than a 72-hour period, and if written notice is promptly given to NS.

The term “disability” shall mean any cause not reasonably within the control of a party, and the adverse effects of which are not due to the fault or negligence of Shipper. Disability shall include, but not be limited to, Acts of God, riot, insurrection, terrorism, war, fire, flood, explosion, labor dispute, orders or acts of military or civil authority, mechanical breakdown of equipment vital to the loading or unloading operation and acts of NS, including derailment or cancellation of service.

15. Scheduling. For each Contract shipment moving to the riverports, lake docks or containing at least 15 rail cars, Shipper or its representative must obtain a trainload permit from NS’s System Manager of Coal Transportation in Roanoke, VA at least seven (7) days in advance of shipment unless a shorter advance notice is acceptable to NS. Such request must specify the Origin, the requested date of shipment, this Contract number and the Destination. NS does not guarantee strict observance of scheduled dates and times.

16. Storage. NS will agree to hold a maximum of 360 cars for pre-shipment to Shipper. Cars loaded prior to shipping will be subject to the following conditions:

A.	A one-time charge of $***** per ton will be assessed when cars are loaded and released to storage.

B.	After 30 days from release to storage, cars will be subject to freight charges.

SCHEDULE 3.1(b)

C.	Freight charges will be based on the expected destination, if an alternate destination is chosen; the prior charges will be applied to the new freight due.

D.	After 30 days, normal credit terms will apply.

IN WITNESS WHEREOF, the parties have executed this Contract by their duly authorized representatives as of the day and year first above written.

NORFOLK SOUTHERN RAILWAY COMPANY

By:

JEWELL SMOKELESS COAL CORPORATION

By:

ELGIN, JOLIET AND EASTERN RAILWAY COMPANY

By:

SCHEDULE 3.1(b)

Schedule 5.2

Guaranteed Quality Standards

	Mean[1]		Threshold for Quality Adjustment[2]		Price Adjustment			Reject Standards[3]
Moisture (%)	*	****%	*	****%		*	****	*	****%
Sulfur (%)	*	****%	*	****%	$	*	****%	*	****%
(1) Ash (%)[5]	*	****%	*	****%	$	*	****%	*	****%
(2) Ash (%)[6]	*	****%	*	****%	$	*	****%	*	****%
(3) Ash (%)[7]	*	****	*	****%	$	*	****%	*	****%
V.M.(%)	*	****%	*	****%	$	*	****%	*	****%
Stability	*	****	*	****	$	*	****	*	****
CSR	*	****	*	****		*	****	*	****
Ash Mineral Analysis	*	****	*	****		*	****	*	****
Size	*	****	*	****%*****	$	*	****%	*	****%*****

All adjustments are to be made on a pro rata basis. Sulfur, Ash and V.M. on a dry basis.

(1)	Following December 31, 2004, the “Mean” for sulfur, ash, V.M. and stability and CSR shall be the arithmetic mean analysis therefor based upon the testing, preparation, and analysis therefor performed from January 1, 2003 though December 31, 2004.
(2)	Following December 31, 2004, the “Threshold for Quality Adjustment” for moisture, sulfur, V.M. and stability shall be ***** Standard Deviations. Each “Standard Deviation” is one standard deviation from the arithmetic mean analysis for moisture, sulfur, V.M. and stability based upon the testing, preparation, and analysis therefor performed from January 1, 2003 though December 31, 2004. Seller shall promptly deliver a revised Schedule 5.2 to Purchasers upon the determination of the revised “threshold” and “reject” standards (described below), at which point the revised schedule shall take effect absent Manifest Error. Provided, however, in no event shall any “Threshold for Quality Adjustment” standards be increased or, as applicable, be decreased to the detriment of Purchasers. For purpose of the foregoing calculations, the Coke shipment database shall be used to determine the Standard Deviations.
(3)	Following December 31, 2004, the “Reject” standards for moisture, sulfur, V.M. and stability shall be ***** Standard Deviations. Provided, however, in no event shall any “Reject” standard be increased or, as applicable, be decreased to the detriment of Purchasers, For purpose of the foregoing calculations, the Coke shipment database shall be used to determine the Standard Deviations.
(4)	Refer to Section 2.2(a).
(5)	Through December 31, 2007.
(6)	From January 1, 2008 through December 31, 2012.
(7)	From January 1, 2013 through the expiration of the Requirements Term.

SCHEDULE 5.2